UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

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Tesla, Inc.

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On September 8, 2025, Tesla, Inc. (“Tesla”) updated its website, VoteTesla.com. A copy of the updated materials can be found below.

Also on September 8, 2025, Dr. Shane Goodwin, Executive Director, SMU Corporate Governance Initiative, a Governance Advisor to the Special Committee of Tesla’s Board of Directors, participated in a conversation with Caroline Hyde and Ed Ludlow on Bloomberg Technology. A copy of the transcript for the video can be found below.

Caroline Hyde: Ed, let’s dig in more to Musk Inc. and the recent Board-proposed $1 trillion potential pay package being put to investors—an unprecedented incentive in corporate America, of course. We’re going to bring in Professor Shane Goodwin. He is Executive Director of SMU Corporate Governance Initiative. You were brought in by Tesla’s Special Committee to advise it on corporate governance matters, including, and I’m quoting from Tesla’s proxy here, “satisfaction of fiduciary duties under Texas law.” Take us to Texas law, Shane. How is that different versus Delaware, particularly when you’re thinking about a more predictable corporate governance framework, as it said in the proxy?

Shane Goodwin: No, absolutely. First of all, thank you very much for having me. It’s a delight to see you again. With respect to Texas law versus Delaware, the one thing I do want to make clear for everyone is this pay package, which is actually a pay-for-performance. It’s not a pay-for-promises, and that’s one of the things I want to make clear. There are a lot of headlines right now, but this package as it’s designed today actually works in Texas, clearly, but it works in really every other state, including Delaware, as everyone talks about the differences. We can get into some of the details, but it really is a pay-for-performance package and not a pay-for-promises.

Caroline Hyde: And some of those performances are, interestingly, around a million robots—a million Robotaxis—but actually it’s still about getting 20 million actual EVs on the road, Shane. How much is there a focus still in the bread and butter of what Tesla is, which is an EV maker?

Shane Goodwin: Well, that’s what it is today. And obviously, as everyone knows, and something that both Elon and the rest of the Company and the Board have talked about, they’re at a critical inflection point today, moving from a traditional EV manufacturer into a world with AI, robotics, energy transformation, and as Master Plan IV clearly demonstrated, this is about sustainable abundance, and this was the right time to actually make this decision today. This is about timing and responsibility. It’s certainly not reckless to make a decision today to keep the leadership and vision of Elon, and that’s exactly what the Board and obviously the Special Committee determined.

Ed Ludlow: Professor Goodwin, the Board addressed Musk’s political activity and wrote in the proxy it had secured assurances that that activity would wind down. Taking into account the shareholder-initiated proposal to invest in xAI, the Board appears prepared to allow Elon Musk to continue to have responsibility across a number of companies at the same time. How much was that discussed—the split focus as leader of a number of entities?

Shane Goodwin: No, it’s a great question. And look, this is not a new topic. Obviously, […] everyone has known that Elon’s had a lot of other ventures and interests. When I say interests, before he even came to Tesla, he was at SpaceX. So, this is not new. What I can tell you, what I have observed myself—and this is something from being inside and watching it—the Audit Committee that has related transaction oversight, as well as what the Board and obviously the Special Committee thought through very extensively, is how do we harness everything that is great that Elon brings to the table, and then how can we actually work together as we move and transition Tesla from this EV manufacturer, which is world-class, and moving that now to an AI-focused robotics and energy sustainable abundance company. And so, this was thought about very extensively, and it has actually been addressed throughout this whole process.

Ed Ludlow: This committee—the Board committee—met with Musk 10 times, and in the course of the 300 pages, a negotiation plays out, right, where Musk is able to say, “Well, here are my terms.” How typical, atypical is that, given that the big package is atypical, and what did you advise the Board on allowing Musk to come back and say, “Here is what I want in return for what you want?”

Shane Goodwin: Well, no, you’re absolutely correct that there is definitely a negotiation that goes between a Board and CEO on any of these topics. And what informs my view and my decision is not just today as the Executive Director for our SMU Corporate Governance Initiative. It was over 25 years of investment banking. I actually spent time in the boardrooms with these companies, advising them on M&A transactions. Today, I’m also a board member, I’m also an investor, but more importantly, I’m wearing the hat as a professor and a teacher, if you will. I actually teach on these topics all the time, and this is a very important topic that comes up as far as CEO compensation. How do you retain, motivate, and incentivize your management team to align with shareholder interests? That’s fundamental here, and that’s exactly the process they undertook.

What I can tell you is that they had discussions with Elon throughout the process, but any deliberations and any thoughtfulness that went in, including all the alternatives—now, the alternatives were all detailed in the proxy—those were all done within the Special Committee and then brought to the Board. But it’s a very typical process to have board members engage with their CEOs to understand what their vision is first, and that was very clear. We need to understand what the CEO’s and management team’s vision is, and then how do they align that to our shareholders.

Caroline Hyde: Interestingly, of course, on the Board is Elon Musk, his brother Kimbal Musk too. They recused themselves when it came to putting forward this proxy to the investor base. But the 2018 pay package—it was challenged, it was overturned because of so-called conflicts of interest. What safeguards have you in this time, Shane, to push back on any cynicism around it?

Shane Goodwin: Sure. And there are going to be some critics, to be sure, but this was actually thought about with, you know, and addressed the 2018 Delaware considerations. This has a fully informed, disinterested Special Committee—both Robyn Denholm and Kathleen Wilson-Thompson were not only viewed as disinterested by the Board when they formed the Special Committee, but McDermott, led by Wilson Chu and Joanna Lin, actually conducted their own separate, disinterested, and not only at the time of when this occurred back in February, but everywhere through and up until today, and I’ve seen all the files and seen all the questionnaires, that is a very important point.

The second point is that they acquired and hired, engaged, independent advisors. And what I mean by that are accounting firms, valuation firms, compensation companies, and then also, in the case for me, governance, to discuss about the implications around that. So, this was thought through in contemplation of what happened. It was a seven-and-a-half-month process. It did include, as you already talked about, Elon’s vision, but he was excluded from all the deliberations.

Ed Ludlow: Professor Goodwin, a question from our audience actually submitted to you, if I may. Across the operational and financial targets and requirements, why include the EBITDA goal? Were you involved in that?

Shane Goodwin: I wasn’t necessarily involved with, certainly, picking out any of the operational targets. That was the Special Committee working directly with the Company. There needs to be an alignment, to be sure, between what operational goals and what that will actually translate on financial performance. But what is clear is there are market capitalization targets all the way up to $8.5 trillion, but also you have to meet operational targets as well. And obviously, we talked about that. That includes robotics, the omnibus, and then also the target you mentioned about EBITDA. That’s extremely critical to make sure there’s an alignment between operational performance and also performance […] of the stock.

Caroline Hyde: Shane, you advise on corporate governance, you sit on boards, you’re also a teacher, a lecturer, a professor. How extraordinary is this one key pay package offering? Would you teach about it?

Shane Goodwin: Well, I do think that the headlines—obviously of a trillion—catches the attention for sure. But what I would point out, though, is that maybe the headlines chase those numbers, but this plan chases results. And as I mentioned, there’s no pay unless there’s performance. So, if there are no results, there are no votes and there’s no payout. So, what I would point people to is to say this trillion—I would focus on $7.5 trillion of performance, of generation that the shareholders are going to receive, and obviously alignment for Elon Musk along the way and the rest of the management team as well.

Ed Ludlow: Shane Goodwin, Executive Director at SMU Corporate Governance Initiative and an adviser to Tesla’s Board and the Committee that did that compensation package. Thank you very much.

Additional Information and Where to Find It

Tesla intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement will contain important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders will be able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in Tesla’s preliminary proxy statement on Schedule 14A for the 2025 Annual Meeting, filed on September 5, 2025 (the “Preliminary Proxy Statement”), commencing on pages 134 and 156, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Preliminary Proxy Statement commencing on page 164 and is available here. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Ownership of Securities” of the Definitive Proxy Statement and other materials to be filed with the SEC in connection with the 2025 Annual Meeting.